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     FOR IMMEDIATE RELEASE
     Contact:  Jim Hertzog
             Xytronyx, Inc.
             619-550-3900

           XYTRONYX, INC. COMPLETES $10 MILLION PRIVATE PLACEMENT AND
                       ANNOUNCES OTHER SIGNIFICANT EVENTS

               ANIMAL STUDIES SUGGEST  XYTRONYX PDIT-TM- TREATMENT
                              MAY IMPACT LONG-TERM
                       SURVIVAL OF BREAST CANCER PATIENTS

                       XYTRONYX EXTENDS THE PERIOD WITHIN
                 WHICH IT MAY ACQUIRE BINARY THERAPEUTICS, INC.

San Diego, California . . . March 7, 1997 -- Xytronyx, Inc. (AMEX: XYX) announced that it completed its previously announced sale of $10 million of Premium Preferred Units-TM- including $3.345 million raised on December 19, 1996, resulting in aggregate net proceeds of $8.7 million. The Company also announced that a successful animal study suggests IN VIVO proof of principle for its Photodynamic Immunotherapy-TM- (PDIT-TM-) for the treatment of metastatic breast cancer. In addition, together with Binary Therapeutics, Inc. (BTI), Xytronyx has agreed to extend the option period during which Xytronyx may elect to consummate the merger with BTI, the holder of certain photodynamic therapy technology.

Xytronyx intends to use the net proceeds for the repayment of past due accrued liabilities of approximately $2 million, continued development of its products, working capital and for general corporate purposes. "The consummation of this private placement represents an important milestone for the Company" said Dr. H. Laurence Shaw, the recently appointed CEO of Xytronyx. "Xytronyx will now have a solid opportunity to realize its potential as the Company's products continue to progress."

Results of the PDIT-TM- animal study were presented at the BiOS '97 International Biomedical Optics Symposium by the principal investigators, Wei Chen of the University of Oklahoma and the Oklahoma School of Science and Mathematics and Robert E. Nordquist of Wound Healing of Oklahoma. They cited from their paper entitled, "Laser-tissue Photobiological Interaction: A New Mechanism for Laser-Sensitizer-Immunoadjuvant Treatment of Metastatic Cancers" (W.R. Chen, et al.).

PDIT-TM- treatment, proprietary to Xytronyx, consists of the co-injection of an infrared absorbing dye (photosensitizing drug) and an immunoadjuvant directly into a tumor followed by illumination with an infrared laser. In the cited rat metatastic breast cancer model, PDIT-TM- treatment resulted in a significant impact on the long-term survival rate of the rats and improved their ability to resist a tumor rechallenge. PDIT-TM- treatment is in preparation for human clinical


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trials and may initially target breast cancer.  Xytronyx believes that the potential of PDIT-TM- therapy to destroy metatastic tumors offers an improved methodology for treatment of cancers such as breast, lung, and prostate, particularly when the cancer is in the more advanced stages.

"We are excited about the potential PDIT-TM- treatment could ultimately have for the thousands of women who are diagnosed and undergo treatment for breast cancer each year," says David A. Okrongly, Ph.D., Vice President of Research and Development at Xytronyx, Inc. "Our PDIT-TM- treatment which involves a laser tissue interaction and an induced immune response may prove to be crucial to the treatment of various cancers."

"Photophysical reactions, which are both short-term and localized in action, have been the focus of laser-tissue interactions," noted Dr. Shaw. "Our experimental results on the treatment of implanted mammary tumors indicate that a systemic long-term positive response against these tumors was stimulated by our PDIT-TM- therapy. Needless to say, we are enthusiastic about these results." No assurance can be given that the drug will be approved by the FDA or receive market acceptance.

Xytronyx also announced that it and BTI have agreed to extend the period during which Xytronyx may acquire BTI from April 30, 1997 until such time as BTI has completed human clinical trials of Boronated Porphyrin Compounds (BOPP) at an agreed upon dose level. The option period was extended at Xytronyx's request to enable BTI to complete clinical studies, to commence clinical trials in humans and to demonstrate that a given dose level of BOPP in humans would not cause certain adverse events. The extension of the option should give Xytronyx greater opportunity to assess the preliminary data resulting from the BOPP preclinical trials and the Phase I human clinical trials before determining whether to acquire BTI and to evaluate the possibility of adverse events in human patients. No assurance can be given that Xytronyx will exercise its option. In this connection, Xytronyx has determined to defer exercise of the option and the shareholder vote in connection therewith. Dr. Shaw commented, "This additional time will allow Xytronyx to make a thorough evaluation of the data. The Company remains excited about the opportunity that the BOPP technology could offer Xytronyx, especially when developed in addition to the PDIT-TM-technology."

The closing of $10 million was the final closing in a Private Placement of Units at a price per Unit of $100,000, representing the maximum number of Units offered in the Private Placement. Each Unit consisted of 500 shares of Preferred Stock, par value $25.00 per share, stated value $200.00 per share, and 50,000 Common Stock Purchase Warrants, to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended. The 25 unit over-allotment option was not exercised. Each share of Preferred Stock may be converted at the option of the holder into
208.3333 shares of Common Stock. The Conversion Price is subject to adjustment on the date which is twelve months after the final closing date if the average closing bid price of the Common Stock for the thirty consecutive trading days immediately preceding that date is less than 130% of the Conversion Price as adjusted, subject to a limit on the number of shares that may be issued pursuant to such reset. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share and may be exercised until November 26, 2005. Paramount Capital, Inc., a New York-based investment banking firm, acted as placement agent to Xytronyx on the private placement.

Xytronyx has been informed that it is out of compliance with certain listing requirements of the American Stock Exchange because of its record of losses, cash outflows, reduced shareholders'


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equity and impaired financial condition. Xytronyx is in discussions with the
Exchange regarding its condition, however, there can be no assurance the listing will be continued.

As with any company developing novel therapeutics, Xytronyx may make certain forward-looking statements that relate to future business and financial performance, including the statements made in this press release. Such statements can only be predictions and the actual events or future results may differ from those discussed and from Xytronyx's expectations, due, among other things, to those risks described in Xytronyx's reports on Form 10-Q for the Quarter ended December 31, 1996 and in its Form 10-K.



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